Exhibit 99(d)(xix)

FORM OF

Addendum to Management Agreement

between Lord Abbett Investment Trust and

Lord, Abbett & Co. LLC

Dated [December 1, 2015]

Lord, Abbett & Co. LLC and Lord Abbett Investment Trust on behalf of its series, Lord Abbett Core Plus Bond Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the Management Agreement dated October 20, 1993 (“the Agreement”), shall be amended as follows:

0.45% on the first $1 billion of average daily net assets;

0.40% on the next $1 billion of average daily net assets; and

0.35% on the Fund’s average daily net assets over $2 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Investment Trust

By:
Brooke A. Fapohunda
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:
Lawrence H. Kaplan
Member and General Counsel

Dated: [December 1, 2015]